Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Heska Corporation Announces Stockholder Approval of Reverse Split

LOVELAND, CO, December 29, 2010 -- Heska Corporation (NASDAQ: HSKA, "Heska" or the "Company") today announced that, at the Company's Special Meeting of Stockholders held on December 29, 2010, the stockholders of Heska voted to approve a proposal to effect a 1-for-10 reverse stock split of the Company's issued and outstanding shares of common stock, together with a corresponding reduction in the total number of shares of the Company's authorized stock and increase in the par value for such authorized stock (collectively, the "Reverse Split").  In connection with the Reverse Split, each stockholder will receive one share of common stock for every ten shares of common stock held prior to the Reverse Split and, if applicable, cash in lieu of any fractional shares that would otherwise be issued in connection with the Reverse Split.

The Reverse Split is intended to be effective and consummated by the Company prior to the commencement of trading on December 30, 2010, as a result of the filing of an amendment to the Company's Certificate of Incorporation (the "Charter Amendment") with the Secretary of State of the State of Delaware.

The Charter Amendment will reduce the number of shares of common stock issued and outstanding from approximately 52.2 million shares to approximately 5.2 million shares.  In addition, the Charter Amendment will reduce the total number of authorized shares of the Company's stock from 175,000,000 to 17,500,000, with such reduced number comprising (i) 7,500,000 shares of Common Stock, $0.01 par value per share, (ii) 7,500,000 shares of Public Common Stock, $0.01 par value per share, and (iii) 2,500,000 shares of Preferred Stock, $0.01 par value per share. The Company expects the post-Reverse Split shares of its common stock to begin trading on The NASDAQ Capital Market on December 30, 2010, or as soon as practicable thereafter.  It is expected that a "D" will be appended to the Company's ticker symbol to indicate the completion of the Reverse Split and after a 20 trading-day period following the Reverse Split, the ticker symbol will revert to "HSKA".  A new CUSIP number has been assigned to the Company's common stock as a result of the Reverse Split.

Heska's primary objective in effecting the Reverse Split, as set forth in detail in its Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on November 23, 2010 (File No.: 000-22427), is to increase the per share trading price of the issued and outstanding shares of common stock in order to regain and maintain long-term compliance with the minimum bid price listing requirements of The NASDAQ Capital Market.

About Heska

Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products.  Heska's state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines.  The company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians.  For further information on Heska and its products, visit the company's website at http://www.heska.com.

Forward-Looking Statements

This announcement contains forward-looking statements, including statements regarding the Company's expectations, beliefs and intentions with respect to the transaction and its effect described herein. Such statements, including the ability to commence trading of the post-Reverse Split common stock and to maintain a post-Reverse Split common stock price to maintain long-term compliance with the minimum bid price listing requirements of The NASDAQ Capital Market, are based on current expectations and are subject to a number of risks and uncertainties, many of which are out of the Company's control. Factors that could affect the business and financial results of Heska generally, and therefore its ability to maintain the listing of its common stock on The Nasdaq Capital Market, include the following: uncertainties related to the performance of third parties to whom Heska has granted substantial marketing rights including, but not limited to, Schering-Plough Animal Health Corporation; risks related to obtaining regulatory approval to authorize shipment of Heska's cattle vaccines; uncertainties related to Heska's ability to market and sell its products successfully and economically; uncertainties related to Heska's ability to generate profits and cash flow in future periods; uncertainties related to the future success of Heska's efforts to prevent the production of  non-compliant products in its OVP segment; risks related to Heska's reliance on third-party suppliers, which is significant; competition; uncertainties related to Heska's ability to maintain all regulatory compliance required to continue to manufacture and sell vaccines and pharmaceuticals; uncertainties related to the impact of transfer restrictions on Heska's common stock, which were approved by Heska stockholders at Heska's Annual Meeting of Stockholders on May 4, 2010; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it cannot guarantee its future results, performance or achievements. The Company undertakes no obligation to update any forward-looking statements to reflect events or developments after the date of this press release, except to the extent it is otherwise required to do so by applicable law.

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